                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           DAYTON HUDSON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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

          DAYTON HUDSON CORPORATION
  [LOGO]  777 Nicollet Mall
          Minneapolis, Minnesota 55402
          612/370-6948

                                                                  April 14, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Dayton Hudson Corporation to be held in Minneapolis at The Children's Theatre on Wednesday, May 21, 1997, beginning at 9:30 a.m. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to vote your proxy.

    On behalf of your Board of Directors and employees, thank you for your continued support of Dayton Hudson.

                                          Sincerely,

                                                [SIGNATURE]

                                          Robert J. Ulrich
                                          CHAIRMAN OF THE BOARD

          DAYTON HUDSON CORPORATION
  [LOGO]  777 Nicollet Mall
          Minneapolis, Minnesota 55402
          Telephone: (612) 370-6948

Notice of Annual Meeting
of Shareholders
May 21, 1997

--------------------------------------------------------------------------------

To Our Shareholders:

    The Annual Meeting of Shareholders of Dayton Hudson Corporation will be held at The Children's Theatre, Minneapolis Institute of Arts, 2400 3rd Avenue South, Minneapolis, Minnesota, on Wednesday, May 21, 1997, at 9:30 a.m., Central Daylight Time, for the following purposes:

    (1) To elect four directors for three-year terms.

    (2) To approve the appointment of Ernst & Young LLP as independent auditors.

    (3) To approve amendments to the Corporation's Long-Term Incentive Plan of 1981 for purposes of federal tax law.

    (4) To approve amendments to the Corporation's Executive Incentive Plan for purposes of federal tax law.

    (5) To act upon any other business that may properly come before the meeting.

    Holders of record of Common Stock and Series B ESOP Convertible Preferred Stock at the close of business on March 28, 1997 will be entitled to vote at the meeting and any adjournment thereof.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE. YOUR COOPERATION IN SIGNING AND RETURNING YOUR PROXY PROMPTLY WILL HELP AVOID FURTHER SOLICITATION EXPENSE TO YOUR CORPORATION.

                                                       [SIGNATURE]

                                          JAMES T. HALE
                                          SECRETARY

Approximate Date of Mailing of Proxy Material:
April 14, 1997

                           DAYTON HUDSON CORPORATION
                               777 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55402

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997

                            ------------------------

    The Board of Directors of Dayton Hudson Corporation (the "Corporation") solicits the enclosed proxy for the Annual Meeting of Shareholders to be held at The Children's Theatre, Minneapolis Institute of Arts, 2400 3rd Avenue South, Minneapolis, Minnesota, on Wednesday, May 21, 1997, at 9:30 a.m., Central Daylight Time, and for any adjournment thereof. Shares represented by proxies in the form solicited will be voted. Proxies may be revoked at any time before being exercised by filing with the Secretary of the Corporation a proxy dated at a later time or a written revocation dated after the date of the proxy. All share information contained herein reflects a three-for-one split of the Corporation's Common Stock effected July 17, 1996 by the distribution of two additional shares to all shareholders for each share owned.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

    Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class III directors for three-year terms expiring in 2000 and until their successors are elected. The four nominees are Betty Ruth Hollander, Richard M. Kovacevich, Solomon D. Trujillo and Robert J. Ulrich.

    The Corporation's Restated Articles of Incorporation, as amended, provide that the business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors consisting of not less than five nor more than 21 persons. Directors are divided into three classes. Directors of one class are elected each year for a term of three years. The Board of Directors currently consists of 12 members, four of whom are Class I directors whose terms expire at the 1998 Annual Meeting, four of whom are Class II directors whose terms expire at the 1999 Annual Meeting and four of whom are Class III directors whose terms expire at this Annual Meeting.

    The Board of Directors has no reason to believe that any of the nominees is not available or will not serve if elected. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by the proxy cards returned to the Corporation will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy card.

    All of the nominees are now directors. All of the present directors were elected to the Board of Directors by the shareholders, except for Mr. Trujillo, Mr. Sanger and Mr. Kovacevich who were elected by the Board of Directors. The Board of Directors held six meetings during the last fiscal year.

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B ESOP Convertible Preferred Stock of the Corporation present and entitled to vote on the election of directors is required for election to the Board of Directors of each of the four director nominees. For this purpose, a shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors.

    Following is information regarding the nominees and directors, including information furnished by them as to their principal occupations and the number of shares of Common Stock of the Corporation beneficially owned by them as of April 1, 1997. See page 31 for stock ownership table.

                                                                                                               DIRECTOR
         DIRECTOR                         PRINCIPAL OCCUPATION AND OTHER INFORMATION                   AGE       SINCE
--------------------------  ----------------------------------------------------------------------     ---     ---------
                            Livio D. DeSimone is Chairman of the Board and Chief Executive Officer         60       1987
          [PHOTO]           of 3M, a diversified manufacturer. He joined 3M in 1957 and held various international and domestic positions. He was elected Area Vice
    LIVIO D. DESIMONE       President, Latin America in 1975, Vice President in 1979 and Executive
         Class II           Vice President in 1981. He was elected Chairman and Chief Executive
   Term expires in 1999     Officer in 1991. He is a director of Cargill, Incorporated, General
                            Mills, Inc., 3M and Vulcan Materials Company. (1)(2)(5)(6)

                            Roger A. Enrico is Chairman of the Board and Chief Executive Officer           52       1990
          [PHOTO]           of PepsiCo, Inc., a domestic and international beverage and food business. He joined PepsiCo in 1971. He was elected President and
     ROGER A. ENRICO        Chief Executive Officer of Pepsi-Cola USA from 1983 to 1986 when he
         Class II           became President and Chief Executive Officer of PepsiCo Worldwide
   Term expires in 1999     Beverages. He was Chairman and Chief Executive Officer of Frito-Lay
                            from 1990 to 1992. In 1992, he was elected Chairman and Chief
                            Executive Officer of PepsiCo Worldwide Foods. In 1993, he was elected
                            Vice Chairman of PepsiCo, Inc. and in 1994, Chairman and Chief
                            Executive Officer of PepsiCo Worldwide Restaurants. In 1996, he was
                            elected Chairman of the Board and Chief Executive Officer of PepsiCo,
                            Inc. He is a director of A.H. Belo Corp., PepsiCo, Inc. and The
                            Prudential Insurance Company of America. (1)(3)(5)

                            William W. George is Chairman of the Board and Chief Executive Officer         54       1993
          [PHOTO]           of Medtronic, Inc., a therapeutic medical device company. He served in the United States Department of Defense from 1966 to 1968 and worked
    WILLIAM W. GEORGE       in the United States Department of the Navy from 1968 to 1969. From
         Class II           1969 to 1978, he worked for Litton Industries, Inc., serving as
   Term expires in 1999     President of Litton Microwave Cooking Products from 1973 to 1978. He was elected to various officer positions at Honeywell Inc. from 1978 to 1989, including President, Europe from 1980 to 1983, President,
                            Industrial Automation & Controls from 1987 to 1988 and President,
                            Space & Aviation Controls from 1988 to 1989. He was elected President and Chief Operating Officer of Medtronic in 1989, President and Chief
                            Executive Officer in 1991 and was elected Chairman of the Board and
                            Chief Executive Officer in 1996. He is a director of Imation Corp.,
                            Medtronic, Inc. and The Valspar Corporation. (1)(2)(3)(4)

                                                                                                               DIRECTOR
         DIRECTOR                         PRINCIPAL OCCUPATION AND OTHER INFORMATION                   AGE       SINCE
--------------------------  ----------------------------------------------------------------------     ---     ---------
                            Roger L. Hale is President and Chief Executive Officer of TENNANT              62       1982
          [PHOTO]           Company, an industrial equipment manufacturer. He is also Vice
                            Chairman of the Executive Committee of the Board of Directors of the
      ROGER L. HALE         Corporation. He joined TENNANT in 1961. He was appointed Assistant to
         Class I            the President in 1963 and was elected Vice President and Director,
   Term expires in 1998     Systems and Corporate Development in 1968. In 1972, he was elected
                            Vice President, International and in 1975, he was elected President and Chief Operating Officer. He was elected Chief Executive Officer in
                            1976. He is a director of First Bank System, Inc. and TENNANT Company.
                            (1)(3)(5)(6)

                            Betty Ruth Hollander is Chairman of the Board and Chief Executive              67       1986
          [PHOTO]           Officer of Omega Technologies, Inc., a manufacturer of scientific measurement and control devices and systems, technical publishing and
   BETTY RUTH HOLLANDER     industrial and commercial real estate development. She founded Omega
        Class III           Engineering, Inc. and was elected President in 1962. She was elected
Nominee for term expiring   Chairman and Chief Executive Officer of The Omega Group, Inc. in 1978.
         in 2000            She is a director of People's Bank. (1)(3)(4)

                            Michele J. Hooper is Corporate Vice President and President,                   45       1990
          [PHOTO]           International Businesses, Caremark International, Inc., a health care company. She joined Baxter Healthcare Corporation in 1976 and served
    MICHELE J. HOOPER       in various management positions before being named Vice President,
         Class I            Corporate Planning for Baxter International in 1984. In 1988, she was
   Term expires in 1998     elected President of Baxter Healthcare Corporation, Canada. From 1991
                            to 1992 she was President, Alternate Site International, a unit of
                            Baxter Corporation. In 1992, she became President, International
                            Business Group, Caremark International, Inc. and in 1993, she became
                            Corporate Vice President, International Businesses, Caremark
                            International, Inc. She is a director of PPG Industries, Inc. and the
                            Seagrams Company Ltd. (1)(2)(5)

                            James A. Johnson is Chairman of the Board and Chief Executive Officer          53       1996
          [PHOTO]           of Fannie Mae, a Congressionally chartered financial services company.
                            From 1977 to 1981 he was Executive Assistant to Vice President Walter
     JAMES A. JOHNSON       F. Mondale. From 1981 to 1985 he was President of Public Strategies, a
         Class II           strategic consulting firm, and from 1985 to 1989 he was a managing
   Term expires in 1999     director of Lehman Bros. In 1990, he was elected Vice Chairman of
                            Fannie Mae. In 1991, he was elected Chairman and Chief Executive
                            Officer of Fannie Mae. He is a director of Fannie Mae, Kaufman and
                            Broad Home Corp. and United HealthCare Corporation. (1)(4)(5)

                                                                                                               DIRECTOR
         DIRECTOR                         PRINCIPAL OCCUPATION AND OTHER INFORMATION                   AGE       SINCE
--------------------------  ----------------------------------------------------------------------     ---     ---------
                            Richard M. Kovacevich is Chairman of the Board and Chief Executive             53       1996
          [PHOTO]           Officer of Norwest Corporation, a banking and financial services company. He was elected President and Chief Operating Officer in 1989,
  RICHARD M. KOVACEVICH     President and Chief Executive Officer in 1993 and was elected to his
        Class III           current positions at Norwest Corporation in 1995. He is a director of
Nominee for term expiring   Northern States Power Company, Norwest Corporation, PETsMART, Inc. and
         in 2000            ReliaStar Financial Corp. (1)

                            Stephen W. Sanger is Chairman of the Board and Chief Executive Officer         50       1996
          [PHOTO]           of General Mills, Inc., a consumer food products company. He joined
                            General Mills in 1974 and held a series of positions in marketing and
    STEPHEN W. SANGER       management across the company's consumer food businesses. He served as
         Class I            President of the Big G Division, President of Yoplait USA and General
   Term expires in 1998     Manager of the New Business Development Division. In 1991, he was
                            elected Executive Vice President. In 1992, he was elected Vice
                            Chairman. In 1993, he was elected President. In 1995, he was elected
                            Chairman of the Board and Chief Executive Officer. He is a director of
                            Donaldson Company, Inc. and General Mills, Inc. (1)(3)(5)(6)

                            Solomon D. Trujillo is President and Chief Executive Officer of U S            45       1994
          [PHOTO]           WEST Communications Group, Inc., a business of U S West that provides telecommunication services to customers in 14 Western and Midwestern
   SOLOMON D. TRUJILLO      states. He joined Mountain Bell in 1974 and held various management
        Class III           positions before being named Vice President and Chief Executive
Nominee for term expiring   Officer of Mountain Bell New Mexico in 1984. He served as Vice
         in 2000            President and General Manager of the Small Business Services Market
                            Unit of U S WEST from 1987 until he was elected President and Chief
                            Executive Officer of U S WEST Marketing Resources Group in 1992. He
                            was elected President and Chief Executive Officer of U S WEST
                            Communications in 1995. He is a director of Bank of America. (1)(3)(4)

                                                                                                               DIRECTOR
         DIRECTOR                         PRINCIPAL OCCUPATION AND OTHER INFORMATION                   AGE       SINCE
--------------------------  ----------------------------------------------------------------------     ---     ---------
                            Robert J. Ulrich is Chairman of the Board, Chief Executive Officer and         53       1993
          [PHOTO]           Chairman of the Executive Committee of the Corporation and Chairman
                            and Chief Executive Officer of Target, a division of the Corporation.
     ROBERT J. ULRICH       Mr. Ulrich began his retailing career as a merchandising trainee at
        Class III           Dayton's in 1967 and advanced through various management positions. In
Nominee for term expiring   1981, Mr. Ulrich was named Executive Vice President of Dayton's and
         in 2000            later that year was named President and Chief Executive Officer of
                            Diamond's, a former operating company of the Corporation. In 1984, Mr.
                            Ulrich was named President of the Department Store Division. Later that year he was named President of Target. He became Chairman and
                            Chief Executive Officer of Target in 1987. He was elected Chief
                            Executive Officer and Chairman of the Corporation in 1994. (1)

                            John R. Walter is President and Chief Operating Officer of AT&T                50       1991
          [PHOTO]           Corporation, a communications and information services company. He joined AT&T Corporation in 1996. Prior to joining AT&T Corporation,
      JOHN R. WALTER        Mr. Walter was employed by R.R. Donnelley & Sons Company, a provider
         Class I            of printing and printing related services. Mr. Walter joined R.R.
   Term expires in 1998     Donnelley in 1969 and was elected Executive Vice President--Operations in 1986, President in 1987 and Chairman and Chief Executive Officer in
                            1989. He is a director of Abbott Laboratories, AT&T Corporation and
                            Deere & Company. (1)(2)(4)(6)

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

(4) Member of the Corporate Responsibility Committee.

(5) Member of the Finance Committee.

(6) Member of the Nominating Committee.

EXECUTIVE COMMITTEE

    The Executive Committee of the Board of Directors is elected by the directors. It consists of the Chairman of the Board of the Corporation and all the independent directors. The members of the Executive Committee are identified above. During the last fiscal year, the Executive Committee held two meetings. The Executive Committee reviews the Compensation Committee's recommendations on performance and compensation of all senior corporate officers and certain other senior executives within the Corporation. As part of their responsibilities, the independent director members of the Executive Committee conduct the annual evaluation of the Chief Executive Officer of the Corporation. The Executive Committee also reviews the compensation policies and practices of the Corporation and it monitors the Corporation's managerial capabilities and requirements.

NOMINATING COMMITTEE

    The Board of Directors has a Nominating Committee, consisting of the independent directors identified above. The Nominating Committee held one meeting during the last fiscal year. The Nominating Committee considers the qualifications of and recommends each candidate and incumbent for election as a director of the Corporation and nominates candidates to fill Board vacancies. The Board of Directors created the Nominating Committee so that the selection of directors would be made solely by independent directors.

    The Nominating Committee will consider nomination by a shareholder of a candidate for election as a director of the Corporation. Any shareholder who wishes the Nominating Committee to consider a candidate should submit a written request and related information to the Secretary of the Corporation on behalf of the Nominating Committee no later than December 31 of the calendar year preceding the next Annual Meeting of Shareholders (currently held in May). Under the Corporation's Restated Articles of Incorporation, as amended, if a shareholder plans to nominate a person as a director at a meeting, the shareholder is required to place a proposed director's name in nomination by written request received by the Secretary of the Corporation at least 60 days prior to an annual or special meeting, together with the written consent of such person to serve as a director.

COMPENSATION COMMITTEE

    The Board of Directors has a Compensation Committee, consisting of the independent directors identified above. The Compensation Committee held four meetings during the last fiscal year. The Compensation Committee reviews management proposals regarding compensation programs, plans and guidelines, focusing on a "pay-for-performance" compensation philosophy. The Compensation Committee reviews the performance of all senior corporate officers and certain other senior executives within the Corporation and recommends their compensation based on their performance. The Compensation Committee also determines awards and payouts under the Corporation's long-term incentive plan and makes certain determinations regarding short-term incentive compensation.

AUDIT COMMITTEE

    The Board of Directors has an Audit Committee, consisting of the independent directors identified above. The Audit Committee held three meetings during the last fiscal year. In designating the members of the Audit Committee, the Board specifically evaluates their independence of judgment according to guidelines published by the New York Stock Exchange. The Audit Committee, among other duties, reviews the overall audit scope, plans for internal and independent audits, the Corporation's internal controls, emerging accounting issues, officer and director expenses, audit fees and retirement plans. The Audit Committee met individually with the internal auditors and independent auditors, without management present, to discuss the results of their audits. The Audit Committee encourages the internal and independent auditors to communicate closely with the Audit Committee.

FINANCE COMMITTEE

    The Board of Directors has a Finance Committee, consisting of the independent directors identified above. The Finance Committee met three times during the last fiscal year. The duties of the Finance Committee include reviewing the financial policies, performance objectives and financing requirements of the Corporation.

CORPORATE RESPONSIBILITY COMMITTEE

    The Board of Directors has a Corporate Responsibility Committee, consisting of the independent directors identified above. The Corporate Responsibility Committee held two meetings during the last fiscal year. The duties of the Corporate Responsibility Committee include review and evaluation of the public affairs and community development programs of the Corporation. The Corporate Responsibility Committee also reviews and evaluates the community giving programs of the Corporation and the Dayton Hudson Foundation and annually recommends the charitable gift of the Corporation to the Foundation.

DIRECTOR ATTENDANCE

    The Securities and Exchange Commission ("SEC") rules require disclosure of those directors who attended fewer than 75% of the aggregate of the total number of meetings of the Board and Board Committees on which the director served during the last fiscal year. No director attended fewer than 75% of the aggregate of the total number of such meetings.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                  -------------------------------------
                                                                            AWARDS             PAYOUTS
                                          ANNUAL COMPENSATION     ---------------------------  --------
                                       -------------------------   RESTRICTED     SECURITIES     LTIP         ALL OTHER
                                                        BONUS         STOCK       UNDERLYING   PAYOUTS       COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)(1)   ($)(1)(2)   AWARDS($)(3)   OPTIONS(#)(4)  ($)(5)        ($)(6)(7)
------------------------------  -----  -------------  ----------  -------------  ------------  --------  --------------------
Robert J. Ulrich..............   1996      1,027,874   3,169,685             0       160,536    453,234       355,023(8)
  Chairman and Chief             1995      1,009,125     423,365       251,918       495,198          0       199,278
  Executive Officer; Chairman    1994        981,525     754,510       247,124       119,013          0       178,590
  and Chief Executive Officer
  of Target

Kenneth B. Woodrow............   1996        579,600   1,723,072             0       143,563    113,369       155,459(9)
  President of Target            1995        568,929     137,284       124,838        21,507          0        91,069
                                 1994        498,375     350,972        43,280        37,815          0        79,035

Gregg W. Steinhafel...........   1996        528,712   1,431,026             0       143,563     90,688       120,766(10)
  Executive Vice President,      1995        476,426      92,793        93,464        16,131          0        62,999
  Merchandising of Target        1994        395,080     232,685        30,947        20,394          0        50,418

John E. Pellegrene............   1996        474,141   1,086,012             0        83,464     90,688        81,298(11)
  Executive Vice President,      1995        433,070     100,354       121,983        21,012          0        52,230
  Marketing of Target            1994        364,022     211,064        24,742         3,969          0        41,480

Larry V. Gilpin...............   1996        465,400   1,075,457             0        83,464     90,688       176,288(12)(13)
  Executive Vice President,      1995        424,370     140,000       121,983        21,012          0        56,836
  Team, Guest and Community      1994        348,700     201,854        24,742         3,969          0        41,502
  Relations of Target

------------------------
(1) Significant amounts of both salary and bonus for the five named executive officers were not actually received. Receipt of such amounts was deferred through December 31, 1996 in the Corporation's Deferred Compensation Plan. Under this plan, participants elected to defer a minimum per year of $5,000 of their compensation and a maximum per year of 25% of base salary and 100% of incentive bonuses up to an aggregate total of $250,000, plus the amount of any previous deferral automatically paid out in the eighth year following its deferral. Payout from the plan cannot be made until retirement, death or termination, except that each deferral is automatically paid out in the eighth year following its deferral. Amounts deferred are subject to the same bankruptcy rules as are the Corporation's general debt obligations. Deferred amounts earn a return, a portion of which is categorized as reportable by the SEC proxy rules. Effective December 31, 1996, deferrals under the Corporation's Deferred Compensation Plan have been terminated except for deferrals in an amount equal to amounts paid out eight years after their deferral. Beginning January 1, 1997, amounts may be deferred through the Dayton Hudson Corporation SMG Executive Deferred Compensation Plan ("New Plan"). Under the New Plan, participants may elect to defer up to 80% of annual base salary and bonus. There is no automatic eighth year payout of deferred amounts. The New Plan is otherwise substantially similar to the other plan. Further information regarding reportable earnings under both plans is provided in the footnotes below.

(2) For fiscal 1994, executive officers of the Corporation and certain other members of management of the Corporation and its operating companies were eligible for incentive bonuses under the Corporation's Personal Score Plan and under its Executive Incentive Plan ("EIP") which included pre-tax operating contribution ("PTOC") and return on investment ("ROI") components. In addition,

    Messrs. Ulrich, Woodrow, Steinhafel, Pellegrene and Gilpin received bonuses for fiscal 1994 performance in September 1995 after final 1994 financial results for applicable benchmark companies were available.

    For fiscal 1995 and 1996, executive officers of the Corporation and certain other members of management of the Corporation and its operating companies were eligible for incentive bonuses under the Personal Score Plan and the PTOC and Economic Value Added-Registered Trademark-
    ("EVA-Registered Trademark-") components of the EIP. However, the Corporation did not achieve the minimum performance criteria in fiscal 1995 and no bonuses were paid under the PTOC or EVA components of the EIP for that year. Messrs. Ulrich, Woodrow and Steinhafel also received discretionary bonuses for their contributions to the Corporation's results in fiscal 1996. Information regarding the bonus plans is found in the Report of the Compensation Committee on Executive Compensation.

(3) Restricted Stock Awards column reflects rights to receive restricted stock of the Corporation under the Dayton Hudson Corporation Executive Long-Term Incentive Plan of 1981, as amended ("1981 Option Plan"). The restricted shares are not issued unless the executive remains employed by the Corporation for four years from the date of award. Upon expiration of the four-year period, the shares are issued and put into escrow and generally restricted until retirement. The holders of rights to receive restricted stock do not hold voting or dividend rights until after the shares are issued. Further information regarding restricted stock is included in the Report of the Compensation Committee on Executive Compensation. The Corporation did not make any restricted stock awards in fiscal 1996. The number and value of restricted stock rights holdings at the end of the 1996 fiscal year (based on the closing price at the end of the fiscal year) are as follows:

                                                               NUMBER        VALUE
                                                            ------------  ------------
Robert J. Ulrich..........................................       30,837   $  1,160,242
Kenneth B. Woodrow........................................        9,522        358,265
Gregg W. Steinhafel.......................................        6,840        257,355
John E. Pellegrene........................................        7,692        289,412
Larry V. Gilpin...........................................        7,692        289,412

(4) These options to purchase shares of the Corporation's Common Stock were awarded under the 1981 Option Plan. The Report of the Compensation Committee on Executive Compensation includes further information regarding stock options.

(5) Amounts reflect earnouts of performance shares under the 1981 Option Plan. Based on Target's competitive performance, 79% of the performance shares granted to Target executives in 1992 and to be paid in 1996 were earned. None of the performance shares granted to other executives in 1992 and to be paid in 1996 were earned. The Report of the Compensation Committee on Executive Compensation includes further information regarding performance shares.

(6) The Corporation has an Excess Long-Term Disability Program for certain key executives, including those executive officers individually listed above. The program is integrated with the employee-paid broad-based group disability plan (non-taxable benefit of $82,000 maximum per individual per year). Taxable excess disability benefits are paid according to a schedule based on compensation with the objective of replacing total after-tax income of approximately 80% at a compensation level of $50,000 per year, decreasing to approximately 40% at a compensation level of $2,000,000 per year. In order to receive excess benefits, the executive must be participating under the broad-based group disability plan. In the event of a qualifying disability, the actual cost to the Corporation would be the taxable disability payments. No claims for benefits have ever been filed under the Excess Long-Term Disability Program. No compensation is assumed for this program since the incremental cost to the Corporation of this benefit cannot be determined actuarily.

------------------------

-Registered Trademark-Economic Value Added and EVA are registered trademarks.

(7) The amounts reported include the following:

    - Matching contributions to the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan ("SRSP") which all participating employees receive.

    - Amounts credited to the Dayton Hudson Corporation Deferred Compensation Plans for matching contributions that could not be made to the SRSP because of limitations imposed by the Internal Revenue Code.

    - Amounts categorized by the SEC as reportable earnings on compensation deferred in current and previous years.

(8) Includes

$   6,813  SRSP matching contribution
$  64,856  deferred compensation credit for matching contributions which could not be made to SRSP
$ 283,354  reportable earnings on deferred compensation

(9) Includes

$   6,000  SRSP matching contribution
$  28,864  deferred compensation credit for matching contributions which could not be made to SRSP
$ 120,595  reportable earnings on deferred compensation

(10) Includes

$   5,531  SRSP matching contribution
$  23,952  deferred compensation credit for matching contributions which could not be made to SRSP
$  91,283  reportable earnings on deferred compensation

(11) Includes

$   6,000  SRSP matching contribution
$  21,950  deferred compensation credit for matching contributions which could not be made to SRSP
$  53,348  reportable earnings on deferred compensation

(12) Includes

$   5,970  SRSP matching contribution
$  23,500  deferred compensation credit for matching contributions which could not be made to SRSP
$  82,418  reportable earnings on deferred compensation

(13) Also includes a deferred payment of $64,400.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE VALUE
                           ------------------------------------------------------------          AT ASSUMED ANNUAL
                              NUMBER OF       % OF TOTAL                                        RATES OF STOCK PRICE
                             SECURITIES         OPTIONS                                           APPRECIATION FOR
                             UNDERLYING       GRANTED TO     EXERCISE OR                           OPTION TERM(4)
                           OPTIONS GRANTED   EMPLOYEES IN     BASE PRICE    EXPIRATION   ----------------------------------
NAME                           (#)(1)         FISCAL YEAR       ($/SH)         DATE        0%($)       5%($)       10%($)
-------------------------  ---------------   -------------   ------------  ------------  ----------  ----------  ----------
Robert J. Ulrich.........       160,536(2)           4.94%         37.38        1/8/07            0   3,773,388   9,562,507

Kenneth B. Woodrow.......        49,917(3)           1.53%         25.04       2/26/06            0     786,122   1,992,188
                                 93,646(2)           2.88%         37.38        1/8/07            0   2,201,143   5,578,129

Gregg W. Steinhafel......        49,917(3)           1.53%         25.04       2/26/06            0     786,122   1,992,188
                                 93,646(2)           2.88%         37.38        1/8/07            0   2,201,143   5,578,129

John E. Pellegrene.......        29,952(3)           0.92%         25.04       2/26/06            0     471,702   1,195,385
                                 53,512(2)           1.64%         37.38        1/8/07            0   1,257,796   3,187,502

Larry V. Gilpin..........        29,952(3)           0.92%         25.04       2/26/06            0     471,702   1,195,385
                                 53,512(2)           1.64%         37.38        1/8/07            0   1,257,796   3,187,502

------------------------

 (1) Two option grants are being reported in fiscal 1996 because the 1997 grant date was shifted into January of 1997. Thus, the second reported grant is an indication of a schedule shift and not of an intention to increase the frequency of option grants. Under the 1981 Option Plan each option was granted at the market value of the underlying Common Stock on the date of grant and has a ten-year term. The options are exercisable 25% on the anniversary of the date of grant, with an additional 25% becoming exercisable on each of the next three anniversaries of the date of grant. The Report of the Compensation Committee on Executive Compensation includes additional information regarding the 1981 Option Plan.

 (2) Granted January 8, 1997.

 (3) Granted February 26, 1996.

 (4) SEC rules require the information set forth in the 5% and 10% columns. The actual gains, if any, on stock option exercises depend on the future stock price of the Corporation's Common Stock. Since there is no means of accurately predicting the future price of the Corporation's Common Stock, no determination can be made as to the value of a stock option at the time of the grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                               NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                      SHARES                OPTIONS AT FISCAL YEAR END     AT FISCAL YEAR END
                                    ACQUIRED ON    VALUE               (#)                         ($)
                                     EXERCISE    REALIZED   --------------------------  -------------------------
NAME                                    (#)         ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------------  -----------  ---------  -----------  -------------  ----------  -------------
Robert J. Ulrich..................      31,302     587,506     199,230        753,228    2,895,716     8,087,319
Kenneth B. Woodrow................       4,797      79,350      68,726        196,442    1,344,261     1,340,487
Gregg W. Steinhafel...............       4,797     111,330      38,158        175,140      562,181     1,077,028
John E. Pellegrene................      13,680     267,486      28,494        102,652      412,941       662,421
Larry V. Gilpin...................      20,325     287,755       8,877        102,652      110,041       662,421

INCOME CONTINUANCE POLICY

    No officer of the Corporation is a party to an employment contract with the Corporation. As an alternative to the use of such contracts, the Corporation has adopted an Income Continuance Policy and a Senior Management Group ("SMG") Income Continuance Policy for certain officers of the Corporation.

    Mr. Ulrich, together with others, are participants in the Income Continuance Policy. In 1988, the Income Continuance Policy was amended to exclude additional participants. Messrs. Woodrow, Steinhafel, Pellegrene and Gilpin were not participants under the Policy at the time it was amended. In the event a participant's employment is terminated by management, the participant's compensation (salary and bonus) continues for a period of 18 to 24 months, depending on his or her length of service. If the participant's service with the Corporation is less than three years, the continuation is for 18 months; over eight years, the continuation is for 24 months; and between three and eight years, an amount determined by a schedule (more than 18 months but less than 24 months).

    Participants under the SMG Income Continuance Policy are members of the Corporation's Senior Management Group who are not participants under the Income Continuance Policy. The policy is similar to the Income Continuance Policy, except its time parameters are based on the participant's salary grade. Compensation may extend from 12 months to 24 months, based on a schedule which provides longer income continuation to those participants with higher grade levels. Messrs. Woodrow, Steinhafel, Pellegrene and Gilpin participate in the SMG Income Continuance Policy.

    All executive officers who are members of the Corporation's Senior Management Group are covered by one of these policies. Both policies include offset provisions for certain other compensation from the Corporation and non-disparagement and non-competition requirements. Both policies provide that the policies cannot be terminated or amended to reduce future benefits unless two years prior notice is given to the participants in the policies. Both policies also provide that any executive who terminates employment or is terminated within two years of a Change in Control (as defined in the 1981 Option Plan) will be paid the present value of payments owing under the policies immediately after termination.

AMOUNTS PAID UPON TERMINATION

    When an executive's employment with the Corporation terminates, the executive receives payments under deferred compensation plan(s), the SRSP and pension plans. The executive may also be entitled to exercise previously granted but still outstanding stock options and, in certain circumstances, receive previously granted but still outstanding performance shares and restricted stock under the 1981 Option Plan. Further information regarding stock options, performance shares and restricted stock is provided in the Report of the Compensation Committee on Executive Compensation.

PENSION

    All executive officers and other employees of the Corporation and its subsidiaries who have worked over 1,000 hours in a year and are at least 21 years of age are initially covered by the Corporation's pension plans. The following table shows the annual benefits under the Corporation's pension plans at age 65, on a life only basis, given the years of service and compensation levels set forth below:

                               PENSION PLAN TABLE

   AVERAGE       15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
COMPENSATION    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE
-------------  ------------  ------------  ------------  ------------  ------------
 $   100,000   $     16,275  $     21,700  $     27,125  $     28,375  $     29,625
     200,000         35,775        47,700        59,625        62,125        64,625
     300,000         55,275        73,700        92,125        95,875        99,625
     400,000         74,775        99,700       124,625       129,625       134,625
     500,000         94,275       125,700       157,125       163,375       169,625
   1,000,000        191,775       255,700       319,625       332,125       344,625
   2,000,000        386,775       515,700       644,625       669,625       694,625
   3,000,000        581,775       775,700       969,625     1,007,125     1,044,625
   4,000,000        776,775     1,035,700     1,294,625     1,344,625     1,394,625
   5,000,000        971,775     1,295,700     1,619,625     1,682,125     1,744,625

    Currently under ERISA, as amended, the maximum annual amount that can be paid under the Qualified Pension Plans to any individual is $120,000, unless grandfathered under prior limits. Amounts in excess of that maximum are paid under separate plans. In addition, the Corporation has supplemental plans that use the same formula the Qualified Pension Plans use to pay benefits on compensation that is excluded from the Qualified Pension Plans formula by ERISA. The years of present credited service for benefit purposes of the Corporation's executive officers named in the Summary Compensation Table are as follows:
Messrs. Ulrich, 29 years; Woodrow, 27 years; Steinhafel, 17 years; Pellegrene, 27 years; and Gilpin, 19 years. Average Compensation is the average cash remuneration, including deferred compensation, for the highest five calendar years of credited service in the last ten years. The compensation reflected in the Summary Compensation Table is cash compensation, including deferred compensation, for the fiscal year. If the employment of a participant is terminated prior to age 55, his or her pension will be less than the amount shown in the table, even if commencement of benefit payments is deferred until age 65. The actual amounts payable from the qualified pension trust are not subject to any deductions for Social Security benefits or other offset amounts. All executive officers, who are members of the Senior Management Group, participate in a program whereby such person's surviving spouse will receive the equivalent of a joint and 100% surviving spouse option with no reduction from the life only pension amount, payable to the officer's spouse for as long as he or she lives. Normally the life only amount would be reduced by approximately 20% for this option. The percentage reduction depends on age differentials. The Corporation also has a supplemental plan that treats certain of its Senior Management Group as being five years older, but not older than 65, for purposes of the actuarial reduction of pension benefits at early retirement. All excess and supplemental plans pay the lump sum present value of their respective benefits in the year following retirement. The pension table reflects amounts payable under all pension plans, whether qualified or non-qualified.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Corporation has a pay-for-performance compensation philosophy for its management employees, including its executive officers. The total compensation plan for executive officers of the Corporation includes base salary and the opportunity for an annual incentive bonus, long-term incentive compensation and benefits.

    The Compensation Committee is responsible for developing and administering the total compensation plan for executive officers of the Corporation. In addition, the Compensation Committee reviews compensation levels of executive officers who are members of the Corporate Operating Committee (the "COC Officers") and evaluates the performance of top management, including the five highest paid executive officers. Individual written performance appraisals are given annually to each executive officer, including the Chief Executive Officer ("CEO").

    Under the Corporation's pay-for-performance philosophy, the compensation policies established by the Compensation Committee provide that a portion of the annual compensation of each executive officer is contingent upon the financial performance of the Corporation or relevant operating company, as well as the individual performance of the executive officer.

PERFORMANCE EVALUATIONS

    The Compensation Committee, together with all other independent directors, established the performance criteria used to evaluate Mr. Ulrich's fiscal 1996 performance as Chairman of the Board and as CEO. That group prepared an annual written evaluation of Mr. Ulrich's fiscal 1996 performance and determined his performance score. In addition to evaluating Mr. Ulrich in his role as CEO, the independent directors also specifically evaluated his performance as Chairman of the Board. The factors used to evaluate Mr. Ulrich's performance as CEO included operating company performance, control of the business, management succession planning, strategic planning, business development, organizational development and formulation and delivery of major corporate policies. In his role as Chairman of the Board, Mr. Ulrich was evaluated on his ability to chair effective meetings of the Board of Directors and the Executive Committee, keep the Board fully informed of the condition of the Corporation, develop sound corporate governance policies and work with the directors to effectively use their talents to the best strategic advantage of the Corporation.

    The written evaluation was reviewed with Mr. Ulrich and constituted 50% of the weighting for his fiscal 1996 non-discretionary incentive bonus compensation. The remaining 50% of Mr. Ulrich's non-discretionary incentive bonus compensation was based on the Corporation's financial performance as further described under Short-Term Incentive Compensation. In addition, Mr. Ulrich's performance was discussed with him in a meeting with all of the independent directors. As part of the performance evaluation process, each executive is assigned a Personal Score which is applied to the Corporation's Personal Score Plan for purposes of determining a bonus amount. For purposes of the Personal Score Plan, the Compensation Committee adopts a "Bonus Matrix" which assigns varying bonus percentages based on the participant's job grade and Personal Score. The bonus amount for each participant under the Personal Score Plan is calculated by multiplying the participant's bonus percentage from the Bonus Matrix by the midpoint of the salary range of the participant's job grade level (except for Mr. Ulrich, whose base salary is used), and then multiplying that result by the participant's percentage of participation in the Personal Score Plan.

    All other executive officers of the Corporation received performance appraisals based on prescribed objectives such as succession planning and strategy execution, key job responsibilities and financial performance. The fiscal 1996 Personal Scores and Personal Score Plan bonuses of the executive officers were approved by the Compensation Committee.

BASE SALARY

    The Compensation Committee approved Mr. Ulrich's current base salary in April 1994. When the Compensation Committee considered Mr. Ulrich's base salary, it reviewed two established annual third-party retail compensation surveys covering approximately 90 retailers throughout the United States (the "Competitive Surveys"). Many, but not all, of the companies included in the Peer Group Index in the stock performance graph are included in the Competitive Surveys. The Compensation Committee has since received regularly updated information on CEO base salaries and other compensation from third party compensation studies. The Compensation Committee has maintained Mr. Ulrich's base salary rate at the April 1994 level (with minor adjustments) and put greater emphasis on performance based pay in the form of short-term and long-term incentive plans.

    Base salaries of the other executive officers of the Corporation are based on competitive practices, and are at approximately the 60th percentile of base salary when compared with domestic, non-food retailers, adjusted for the size of the companies. The Competitive Surveys are used to determine base salaries. Executive officers receive a higher base salary than the industry median because the threshold for payout of short-term incentive compensation by the Corporation is set at a higher level than it is for a majority of competitive retailers. Increases in base salary result from promotional increases reflecting job scope changes and from merit increases determined by the executive's Personal Score, the executive's position in the salary range and the Corporation's performance. Merit increase guidelines are established each year based on the performance of the relevant operating company or the Corporation and current economic and market conditions. Once overall guidelines are established and an individual performance score is assigned, the actual percentage increase is affected by the executive's position in the salary range for his or her grade; that is, the lower the placement in the range the greater the guideline percentage increase. Very few executive officers and other senior managers received merit increases for fiscal 1996 due to the Corporation's poor performance in fiscal 1995.

SHORT-TERM INCENTIVE COMPENSATION

    In addition to the Personal Score Plan, for fiscal 1996 the Corporation had a financial performance based short-term incentive plan (EIP--Executive Incentive Plan) that consisted of two parts: PTOC (pre-tax operating contribution) and EVA (Economic Value Added). Under the EIP, executive officers of the Corporation and certain other members of the senior management of the Corporation and its operating companies were eligible for annual incentive bonuses for fiscal 1996.

    PTOC. PTOC measures an operating company's or the Corporation's performance against an annually pre-determined PTOC goal to determine bonus amounts. The outside directors set PTOC goals when establishing other financial performance goals for the operating companies and the Corporation. The Compensation Committee then uses the PTOC goals to establish the PTOC bonus range for use with the PTOC part of EIP and determines what level of bonuses will be paid if PTOC performance falls within the PTOC bonus range.

    PTOC is operating income on a first-in, first-out inventory accounting basis, with certain conforming adjustments for treating all leases as operating leases and ignoring the effects of securitizing accounts receivable and large non-recurring items.

    The PTOC Score for the fiscal year is determined from a schedule, approved by the Compensation Committee, that designates a score for each varying level of PTOC performance achieved by an operating company or the Corporation. The Compensation Committee also adopts a "Bonus Matrix" which assigns varying bonus percentages based on the participant's job grade and PTOC Score.

    The bonus amount for each participant is calculated by multiplying the participant's bonus percentage from the Bonus Matrix by the midpoint of the salary range of the participant's job grade level (except for Mr. Ulrich whose base salary is used), and then multiplying that result by the participant's percentage of participation in the PTOC part of EIP. In order to receive a bonus under the PTOC part of EIP, a participant's score under the Personal Score Plan must equal or exceed a minimum score set by the Compensation Committee.

    EVA. The EVA part of EIP measures an operating company's or the Corporation's performance against an annually pre-determined EVA goal to determine bonus amounts. The outside directors set EVA goals in conjunction with establishing other financial performance goals for the operating companies and the Corporation. The Compensation Committee then uses the EVA goals to establish the EVA bonus range for use in conjunction with the EVA part of the EIP and determines what level of bonuses will be paid if EVA performance falls within the EVA bonus range.

    EVA is PTOC after taxes less a Capital Charge. The "Capital Charge" is the cost of capital invested in the business operation, adjusted for the maturity of the assets employed by that business operation.

    The EVA Score for the fiscal year is determined from a schedule, approved by the Compensation Committee, that designates a score for each varying level of EVA performance achieved by an operating company and/or the Corporation. The Compensation Committee also adopts a "Bonus Matrix" which assigns varying bonus percentages based on the participant's job grade and EVA Score.

    The bonus amount for each participant is calculated by multiplying the participant's bonus percentage from the Bonus Matrix by the midpoint of the salary range of a participant's job grade level (except for Mr. Ulrich whose base salary is used), and then multiplying that result by the participant's percentage of participation in the EVA part of EIP. In order to receive a bonus under the EVA part of EIP a participant's score under the Personal Score Plan must equal or exceed a minimum score set by the Compensation Committee.

    The maximum bonus currently payable under the EIP (PTOC and EVA combined) together with the Personal Score Plan is 250% of the salary of the CEO or named executive officer set forth in the Proxy Statement for the year during which the bonus was earned. If the CEO or named executive officer held a different office or was not employed in his or her position for the full year covered by that Proxy Statement, the maximum bonus is 250% of the highest salary reported in such year. The aggregate of all such bonuses paid to any other executive not listed above under any combination of the EIP and Personal Score Plan may not exceed 250% of his or her base salary.

    Mr. Ulrich's non-discretionary bonus for the fiscal 1996 was based on 50% Personal Score Plan, 25% EIP-PTOC (Corporation) and 25% EIP-EVA (Corporation). Messrs. Woodrow's, Steinhafel's, Pellegrene's and Gilpin's non-discretionary bonuses were based on 33 1/3% Personal Score Plan, 33 1/3% EIP-PTOC (Target) and 33 1/3% EIP-EVA (Target). For fiscal 1996, financial performance thresholds were exceeded at Target, Mervyn's and the Corporation and bonuses were paid to employees of those units based on Personal Score, EIP-PTOC and EIP-EVA. The Department Store Division did not achieve its financial goals in fiscal 1996 and bonuses were paid to its employees only on the basis of the Personal Score Plan.

    Messrs. Ulrich, Woodrow and Steinhafel also received discretionary bonuses for their contributions to the Corporation's results in fiscal 1996.

LONG-TERM INCENTIVE COMPENSATION

    The Compensation Committee determines the amount of options, performance shares and restricted stock awarded annually under the Long-Term Incentive Plan of 1981. The Compensation Committee reviews the Competitive Surveys and a proxy survey and sets the grants at approximately the median of competitive companies of similar size. The Compensation Committee, using judgment and data from the Competitive Surveys and proxy survey, determines the grant size for the CEO and other executive officers. The Compensation Committee then approves separate long-term incentive pools for each operating company and corporate staff. The size of the pool varies with the Corporation's or relevant operating company's performance; that is, the better the performance, the larger the pool. However, the precise size of each pool is based on the subjective judgment of the Compensation Committee. The Compensation Committee determined in 1996 that all pools would consist entirely of non-qualified stock options. Individual awards from the pool are based on the individual's responsibilities, performance, future potential and previous grants.

PERFORMANCE SHARES

    The performance shares provide for the potential of earning awards of Corporation Common Stock during a cycle of four fiscal years based upon the Corporation's or relevant operating company's performance, measured by defined criteria. For the presently outstanding grants, the criteria used were the same as those used for the short-term incentive plan in the years that the grants were made. As with short-term incentive compensation, a threshold level of performance is required before any payout occurs. A matrix is used to determine the actual payout amount. Target's financial performance during the performance cycle of four fiscal years beginning in 1992 surpassed the performance share threshold for its 1992 grant and a payout was made in 1996. All 1992 performance share grants made to Mervyn's, Department Store Division and Corporation executives were forfeited because those operating companies failed to achieve their performance share goals.
    In 1993, additional restrictions were added to the performance share grants. As those performance share grants are earned the Common Stock to be issued is put into escrow and restricted until retirement. Any participant who terminates employment prior to early retirement (age 55 and five years of service) and fails to meet certain requirements forfeits all the Common Stock held in escrow. If the executive terminates employment after age 55, and provides the Corporation with one year's notice of retirement, 100% of the Common Stock is released to the executive. In such cases, if the executive fails to give one year's notice, the shares are forfeited unless the Plan Committee approves the release of all or part of the shares. If the executive is terminated, qualifies for early retirement under the Corporation's pension plans and receives payments under the Corporation's Income Continuance Policies ("ICP"), 100% of the Common Stock is paid to the executive. If the executive terminates other than for early retirement and receives an ICP (but is not part of a reduction in force), 50% of the Common Stock is released to the executive. If the executive does not receive an ICP the executive forfeits all the shares. If at any time the executive's termination is a result of death, total and permanent disability, reduction in force or change of control, 100% of the Common Stock is released to the executive. Recipients hold voting and dividend rights for all shares held in escrow during the restriction period; however, they may not sell or assign the shares. The Corporation did not make any performance share grants in fiscal 1996.

RESTRICTED STOCK

    The terms of the restricted stock require the executive to remain an employee of the Corporation for four years from the date of grant. Upon expiration of the four-year period, the shares are then issued, put into escrow and restricted until retirement. The escrow release events are the same as described above for performance shares. After the shares are issued and put into escrow, holders of restricted stock hold voting and dividend rights during the restriction period; however, they may not sell or assign the shares. The Corporation did not make any restricted stock grants in fiscal 1996.

STOCK OPTIONS

    During 1996, the Compensation Committee made stock option grants to the executive officers of the Corporation. These grants were based on the individual's responsibilities, performance, future potential and previous grants. Each option was granted at the market value of the underlying Common Stock on the date of grant and has a ten-year term. The options are exercisable 25% after the first year, with an additional 25% after each of the next three years. The 1997 grant was moved up to January and fell within fiscal 1996 resulting in two grants in the same fiscal year. The typical frequency of stock option grants is once each year.

CORPORATE GOVERNANCE AND CERTAIN TAX CONSEQUENCES OF PLANS

    As part of its corporate governance responsibilities, the Compensation Committee, together with all the other outside directors, has established certain measures of performance for COC Officers, including the CEO, that it believes are critical to the overall performance of the Corporation. Certain measures of performance, such as succession planning and strategic planning, are vital to the long-term performance of the Corporation. Section 162(m) of the Internal Revenue Code of 1986 (the "Code") prohibits the Corporation from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other officers named in the Summary Compensation Table relating to the period during which the compensation is earned (the "Covered Officers"), unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders (the "Section 162(m) Cap"). A significant part of the Corporation's executive compensation will meet the Code requirements for deductibility under the Section 162(m) Cap rules, and Proposals Three and Four have been added to this Proxy Statement for that purpose. A portion of such compensation, however, will continue to be based on critical, subjective measures that may cause certain compensation not to be deductible under the Code. The Compensation Committee and the other outside directors strongly believe that the benefit of their ability to evaluate the performance of COC Officers, including the CEO, on vital subjective performance measures outweighs the cost of the Code's limitation on such deductibility.

    No member of the Compensation Committee is a current or former officer or employee of the Corporation or any of its subsidiaries.

                             COMPENSATION COMMITTEE

                                Betty Ruth
Roger A. Enrico, Chairman        Hollander
    William W. George        Stephen W. Sanger
      Roger L. Hale         Solomon D. Trujillo

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

YEARS ENDING    DAYTON HUDSON CORPORATION   RETAIL COMPOSITE INDEX   S&P 500 INDEX   PEER GROUP INDEX
1992                               $100.00                 $100.00          $100.00            $100.00
1993                                122.00                  119.36           110.58             115.33
1994                                105.50                  115.04           124.82             111.76
1995                                112.47                  106.53           125.48              96.04
1996                                124.67                  114.87           174.00             108.09
1997                                193.15                  137.12           219.83             128.98

                         FISCAL YEARS ENDING JANUARY 31


                                              1992        1993       1994       1995       1996       1997
Dayton Hudson Corporation                         100      122.00     105.50     112.47     124.67     193.15
Retail Composite Index                            100      119.36     115.04     106.53     114.87     137.12
S&P 500 Index                                     100      110.58     124.82     125.48     174.00     219.83
Peer Group Index                                  100      115.33     111.76      96.04     108.09     128.98

    The graph above compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years with cumulative total return on the S&P 500 Index, the S&P Retail Composite Index and an index composed of the Corporation's peer group companies (the "Peer Group Index") over the same period. The Peer Group Index is new this year and consists of the following companies: the Corporation, Dillard Department Stores, Federated Department Stores, Gap Inc., Kmart Corp., Kohl's Corp., Limited Inc., May Department Stores Co., Nordstrom Inc., J.C. Penney Co., Sears Roebuck & Co., TJX Companies Inc. and Wal-Mart Stores. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index, the S&P Retail Composite Index and the Peer Group Index on January 31, 1992, and reinvestment of all dividends. Going forward, the Corporation intends to focus on the Peer Group Index in lieu of the Retail Composite Index because the Peer Group Index excludes food and drug retailers that are not believed to be as directly comparable to the Corporation.

DIRECTOR COMPENSATION

    Directors who are not employees of the Corporation are paid an annual fee of $25,000, plus $1,000 for each directors' meeting or committee they attend. Directors may defer receipt of their fees. If they do, their fees are credited with interest at a fluctuating rate. Directors may also direct the Corporation to forward their fees to their broker to purchase Common Stock of the Corporation for their account at then current prices. The Corporation pays the brokerage fees for such purchases. Non-employee directors also received $10,000 of restricted stock of the Corporation per year. The Vice Chairman of the Executive Committee receives an additional $10,000 of restricted stock of the Corporation each year. Non-employee directors received options for $50,000 of the Corporation's Common Stock on a set date in April. Non-employee directors also receive merchandise discounts of varying amounts at the stores of each of the Corporation's operating companies that are the same as the discount employees receive. Employee directors are not compensated separately for services as a director or committee member but receive their regular compensation as employees.

    The Board has a policy requiring members to retire from the Board upon reaching age 68 or after serving 15 years as a non-employee director. Upon a substantial change in principal employment a director is required to offer his or her resignation. As part of this overall program, the Corporation has a policy of paying independent directors who resign as directors by reason of age, serving 15 years, physical disability or substantial change in principal employment an amount equal to the director's annual fee as a director at the time of resignation for a period that is the lesser of the director's years of service or 15 years. The present value of the amount is paid in a lump sum in the year following resignation, except that in the case of a change in control such amounts are payable immediately. In addition, if a non-employee director dies while in office or before receiving payment, the director's beneficiary will receive the payment. In the case of a director who dies while in office, the beneficiary will receive the payment the director would have received had the director resigned the day before his or her death. Consistent with the Corporation's overall pay-for-performance philosophy, this program was discontinued as of December 31, 1996 and all current directors' accrued service was frozen as of that date. The non-employee directors will now receive options to purchase $100,000 of the Corporation's Common Stock and $15,000 of restricted stock each year.

CERTAIN TRANSACTIONS

    The Corporation and operating companies have transactions in the ordinary course of business with unaffiliated corporations of which certain of the non-employee directors are officers. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that any such amounts are not material in relation to the business of such other unaffiliated corporations or the interests of the non-employee directors involved.

SECTION 16(A) REPORTING COMPLIANCE

    The SEC rules require disclosure of those directors, officers and beneficial owners of more than 10% of the Corporation's Common Stock who fail to file on a timely basis reports required by Section 16(a) of the Exchange Act of 1934, as amended, during the most recent fiscal year. The Corporation is not aware of any such person.

                              PROPOSAL NUMBER TWO
                            APPOINTMENT OF AUDITORS

    Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Corporation and its subsidiaries for the fiscal year ending January 31, 1998. Ernst & Young LLP has been employed in this capacity by the Corporation since 1931.

    A representative from Ernst & Young LLP will be at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

    THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                             PROPOSAL NUMBER THREE
                  APPROVAL OF AMENDED LONG-TERM INCENTIVE PLAN

INTRODUCTION

    Subject to the shareholder approval sought hereby, the Board of Directors amended the Corporation's Long-Term Incentive Plan of 1981 (the "LTIP") for the purpose of permitting the Corporation to continue deducting for tax purposes certain compensation under the LTIP. The material features of the LTIP and the amendment are summarized below. The amendment will not become effective unless approved by shareholders.

GENERAL

    The purpose of the LTIP is to advance the interests of the Corporation and its shareholders by providing long-term compensation incentives to key employees of the Corporation and its subsidiaries. That purpose will be promoted by the proposed amendment.

    The Corporation is not seeking shares in addition to those presently provided for under the LTIP. As of April 1, 1997, 4,288,810 shares of Common Stock were available under the LTIP, excluding 14,252,204 shares reserved for performance shares and stock options already outstanding.

    Shares that are not transferred to an eligible employee prior to the expiration or termination of a stock option and shares subject to a performance share or restricted stock that are not earned or are forfeited or otherwise are not transferred to the eligible employee, may thereafter be available under the LTIP for the granting of stock options, performance shares or restricted stock except as set forth above. Shares for which a cash equivalent payment is received are treated as no longer available for grant.

    Under the LTIP, the Board of Directors may, in its discretion, make appropriate adjustments in the number of shares and in the option price to give effect to adjustments made in the number of shares of Common Stock effected through a merger, stock dividend, stock split or other relevant change.

    ELIGIBLE EMPLOYEES. Under the LTIP, stock options, restricted stock and performance shares may be granted to any key employee of the Corporation or any subsidiary. It is not presently possible to specifically identify those key employees, or the number thereof, to whom stock options, restricted stock or performance shares may be granted under the LTIP since no such determination has been made. Under the LTIP, stock options, restricted stock or performance shares could be granted to a director of the Corporation provided that he or she is a key employee. Incentive stock options may not be granted to any person who holds more than 10% of the stock of the Corporation. Stock options, restricted stock or performance shares may not be granted to a member of the Plan Committee.

    RIGHTS AS A SHAREHOLDER AND ASSIGNABILITY. A participant has no rights as a shareholder with respect to any shares covered by any stock options, performance shares or restricted stock granted until the date of issuance of a stock certificate. During the lifetime of the participant, the stock option, performance share or restricted stock award is exercisable only by the participant. A stock option or performance share is transferable only by will or by reason of the laws of descent and distribution. Transfer of restricted stock is not permitted during the restriction period.

    ADMINISTRATION, DURATION AND AMENDMENT. The LTIP is administered by the Plan Committee appointed by the Board of Directors. The present Plan Committee is composed of members of the Compensation Committee of the Board of Directors who are not officers or employees of the Corporation and are considered "disinterested persons" under the applicable regulations of the Federal Securities and Exchange Commission and "outside directors" under Section 162(m) of the Code.

    The Plan Committee is vested with the power to select the key employees of the Corporation and subsidiaries to whom stock options and/or performance shares and/or restricted stock awards will be granted and to determine the performance goals for the earn-out of the performance shares granted. The Plan Committee determines the ultimate earn-out of such performance shares at the end of a performance period. It also interprets, construes and implements the provisions of the LTIP and may prospectively amend the deferral arrangements for performance share earn-out. The LTIP remains in effect until all shares under the LTIP are purchased pursuant to options granted under the plan or distributed or paid out pursuant to performance shares and/or restricted stock awards granted under the LTIP or unless sooner terminated or supplanted. The LTIP may be suspended, terminated, modified or amended by the Board of Directors but the Board of Directors may not, without shareholder approval, increase the maximum number of shares of Common Stock which may be made subject to the LTIP, change the option price or materially modify the class of employees eligible under the LTIP.

STOCK OPTIONS

    TERM AND PRICE. Any stock option granted under the LTIP (which may be non-qualified or an incentive stock option) expires not later than ten years and one day from the date of grant. The purchase price for the option stock is 100% of the fair market value of the stock on the day the option is granted.

    WAITING PERIOD AND EXERCISE. Under the LTIP, an individual entitled to exercise a stock option may, subject to its terms and conditions and the terms and conditions of the plan (which do not permit exercise for at least one year after the date of grant except in the event of a change in control), exercise it in whole at any time or in part at any time.

    PAYMENT. Under the LTIP, stock purchased pursuant to a non-qualified option agreement must be paid for in full together with any applicable withholding taxes before stock may be issued. Payment may be made in cash, by the delivery of owned Corporation Common Stock or by a combination of cash and Corporation Common Stock.

    TERMINATION OF EMPLOYMENT OR DEATH. A non-qualified option issued under the LTIP is generally exercisable only while the optionee is an employee of the Corporation or a subsidiary, or within 90 days of the date of termination of employment of the participant (210 days in the case of a participant who is a statutory insider under the Federal Securities Laws). However, in case of a participant's termination at normal retirement or later, or, with approval of the Plan Committee, by reason of early retirement under any Corporation retirement plan, by reason of total and permanent disability without retirement, or by reason of a spin-off with the consent of the Plan Committee, the option is exercisable within five years after such termination event or the life of the option, whichever is less, during which time installments would continue to accrue. In the event of death of a participant while employed the option is exercisable within five years after death or the life of the option, whichever is less, but in no event less than one year after the participant's death, during which time installments would continue to accrue. If a participant's termination event occurs after 15 years of continuous service, the Plan Committee may allow exercise within up to five years or the life of the option, whichever is less, subject to any other conditions it may set. Termination of employment by reason of dishonest or other illegal act immediately terminates all rights under the option.

    CHANGE IN CONTROL. Under the LTIP, in the event of a change in control, all outstanding options granted under the plan accelerate and are exercisable in full for a period of 210 days after the change in control; provided that no option can be exercised by a participant (i) within six months after the date of grant of the option or (ii) after the termination date of the option. Under the LTIP, a change in control includes a person or group becoming the beneficial owner of 30% or more of the voting stock of the Corporation, certain changes of a majority of the Board of Directors of the Corporation or approval by the shareholders of the Corporation of certain agreements or plans of merger, consolidation, stock exchange, disposition of substantially all assets, liquidation or dissolution involving the Corporation.

RESTRICTED STOCK

    RIGHTS DURING RESTICTED PERIOD. The LTIP gives the Plan Committee the authority to award shares of Common Stock which are subject to certain restrictions to eligible employees. Recipients are entitled to vote the restricted stock and to exercise other shareholder rights, except that (i) the Corporation may retain custody of the stock certificate during the restriction period of not less than three years, (ii) the employee may not sell, transfer, pledge, exchange or otherwise dispose of the stock during the restriction period and (iii) any dividends that may be payable in cash or in shares of stock or otherwise may be withheld by the Corporation until the restrictions lapse.

    DELIVERY OF THE STOCK. If the employee has satisfied all of the conditions established by the Plan Committee, the Corporation will deliver the stock certificate representing the shares at the end of the restriction period, as well as any accumulated dividends. At the discretion of the Plan Committee, interest may be paid by the Corporation on any dividends withheld.

    TERMINATION OF EMPLOYMENT OR DEATH. The Plan Committee may establish rules regarding restricted stock awards in the event of termination of employment by reason of death, total and permanent disability, retirement, spin-off or termination of employment after 15 years of continuous employment with the Corporation or a subsidiary or any combination.

    CHANGE IN CONTROL. Under the LTIP, in the event of a change in control, all outstanding restricted stock awards granted under the plan will be proratably payable ten days after the change in control; provided that no restricted stock award can be paid to a participant within six months after the date of grant. The amount of Common Stock payable is determined by multiplying each restricted stock award granted by a fraction, the numerator of which is the number of months that have elapsed in the applicable restriction period and the denominator of which is the number of months in the restriction period.

PERFORMANCE SHARES

    PERFORMANCE SHARES. Under the LTIP, a performance share consists of the opportunity to receive up to one and one-half shares of the Corporation's Common Stock or a lesser number of shares and a cash payment equal to the fair market value of the remaining shares as may be established by the Plan Committee. The percentage paid in cash shall be uniform for all participants in a particular performance period.

    A performance share at the time of grant is not a fixed commitment of the Corporation but becomes such only as earned by the participants at the end of a performance period. The ultimate number of performance shares with respect to which a recipient shall be entitled to payment depends upon the level of achievement by the Corporation, operating company, test strategy or new venture, of pre-established performance goals during applicable performance periods.

    PERFORMANCE GOALS. In order for an earn-out of performance shares to be achieved, the Corporation, or in certain instances, alternatively as to specified participants, the related operating company, test strategy or new venture must meet or exceed performance goals which have been and will be set by the Plan Committee within a reasonable period of time after the beginning of a performance period. These performance goals are set at the sole discretion of the Plan Committee and may include, but are not limited to, criteria such as PTOC, EVA, amount or rate of growth in consolidated profits of the Corporation expressed as a percent, earnings per share, return on capital, return on investment or return on shareholders' equity, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may, as to certain participants, relate performance to a specific operating company, test strategy or new venture of the Corporation. The Plan Committee, in its sole discretion, may modify the performance goals if it determines that circumstances have changed and modification is required to reflect the original intent of the performance goals. The Plan committee, as soon as practicable after the close of each performance period, makes a determination of the extent, if any, to which the Corporation, operating company or test strategy or new venture has met or exceeded performance goals and the percentage of the performance shares earned by participants for such performance period.

    PERFORMANCE PERIOD. A performance period under the LTIP consists of a designated period of four consecutive fiscal years. Performance Shares are earned only at the end of a performance period and require that the recipient be from his or her date of hire in the continuous employment of the Corporation or any subsidiary during the subject performance period, except for certain limited exceptions set forth under the headings "Termination of Employment or Death" and "Change in Control."

    TERMINATION OF EMPLOYMENT OR DEATH. The LTIP requires that the participant be from the date of his or her hire in the continous employment of the Corporation or a subsidiary during the subject performance period for the participant to have any earn-out rights under a subject performance share except in case of termination of employment by reason of death, total and permanent disability, or by reason of a spin-off with the consent of the Plan Committee, normal or late retirement or early retirement with consent of the Plan Committee, in which instance 100% of the performance shares ultimately earned out would be paid, or if a participant's termination of employment occurs after 15 years of continuous service, the Plan Committee may set forth conditions that would allow all or part of the performance shares to be earned.

    CHANGE IN CONTROL. In the event of a change in control, all outstanding performance shares will be proratably payable ten days after the change in control; provided that no performance share will be payable to a participant within six months after the date of grant. The number of performance shares payable is determined by multiplying 100% of each performance share grant by a fraction, the numerator of which is the number of months that have elapsed in the applicable performance period and the denominator of which is 48.

THE PROPOSED AMENDMENT

    SECTION 162(M) CAP.  As described on page 17 of this Proxy Statement, the
Section 162(m) Cap limits the Corporation's tax deduction to $1,000,000 per year for certain compensation paid to each of the Corporation's Covered Officers. This limitation does not apply to "performance-based compensation." Stock options may qualify as performance-based compensation if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to any participant over a specified period. Performance share awards may qualify as performance-based compensation if payment under such awards is made (i) on account of the achievement of one or more objective performance goals established by a committee consisting exclusively of two or more outside directors (such as the Plan Committee), (ii) pursuant to certain terms approved by shareholders, including the maximum amount payable to any individual and performance goals to be used and (iii) following certification by such a committee that the performance goals and other material conditions precedent to payment have been satisfied. Consistent with the Corporation's policy described on page 17, from time to time the Plan Committee may grant awards under the LTIP which do not qualify as performance-based compensation, in which case the compensation paid under these awards is subject to the Section 162(m) Cap.

    Since the Section 162(m) Cap became effective, the Corporation has been operating under transition rules that do not require shareholder approval of maximum limits and performance standards for awards to be treated as performance-based compensation. However, this transition period will end on May 21, 1997, the date of the Annual Meeting to which this Proxy Statement relates. Accordingly, the Board of Directors is seeking shareholder approval of an amendment to the LTIP to permit the Corporation to continue to deduct for tax purposes compensation paid to Covered Officers under awards that qualify as performance-based compensation.

    The amendment provides that commencing with fiscal year 1997, awards made to any Covered Officer in any fiscal year may not include more than 1,000,000 shares in the aggregate, subject to anti-dilution adjustments as provided in the LTIP. This limitation is required for stock options and performance shares issued under the LTIP to qualify as performance-based compensation.

    The amendment would not have changed the awards made in fiscal 1996 under the LTIP. Nor is it intended to provide any compensation to any participant above the level that otherwise would be provided without the amendment. The maximum level of award established by the amendment is designed to preserve flexibility and to enable the Corporation to comply with the technical provisions of the Section 162(m) Cap and preserve the deductibility of performance-based compensation paid to the Covered Officers. The tax benefits derived from such deductions preserve corporate assets and benefit the Corporation and its shareholders.

    The affirmative vote of a majority of the voting power of the shares present and entitled to vote is required for the LTIP, as amended, to be approved by shareholders. Abstentions are treated as present and entitled to vote and broker non-votes are treated as not present and not entitled to vote.

    THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE TO APPROVE THE LONG-TERM INCENTIVE PLAN, AS AMENDED.

                              PROPOSAL NUMBER FOUR
                  APPROVAL OF AMENDED EXECUTIVE INCENTIVE PLAN

INTRODUCTION

    Subject to the shareholder approval sought hereby, the Board of Directors amended the Corporation's Executive Incentive Plan (the "EIP") for the purpose of permitting the Corporation to continue deducting for tax purposes certain compensation under the EIP. The basic features of the EIP and the amendment are summarized below. The amendment will not become effective unless approved by shareholders.

BACKGROUND

    The Corporation has two short-term incentive plans: the Personal Score Plan and the EIP. Those plans combine subjective (Personal Score) and objective (EIP) performance measures to evaluate participant performance and are described in the Report of the Compensation Committee on Executive Compensation. The Compensation Committee believes that the performance measures promote the Corporation's pay-for-performance philosophy.

GENERAL

    The EIP measures an operating company's or the Corporation's performance against annually pre-determined goals based upon PTOC and EVA to determine bonus amounts. The outside directors set annual PTOC and EVA goals in conjunction with establishing other financial performance goals for the operating companies and the Corporation. The Compensation Committee then uses the PTOC and EVA goals to establish the PTOC and EVA bonus ranges for use in conjunction with the EIP and determines what level of bonuses will be paid if PTOC and EVA performance falls within the bonus ranges.

    ELIGIBILITY. Participation in the EIP is limited to upper level executive employees of the Corporation and the operating companies. The Compensation Committee determines which executives participate in each of the plans and the percentage of participation in each plan. Approximately 100 executive employees are eligible to participate in the EIP.

    DEFINITION OF PTOC. "PTOC" (pre-tax operating contribution) is operating income on a first-in, first-out inventory accounting basis, with certain conforming adjustments for treating all leases as operating leases and ignoring the effects of securitizing accounts receivable and large non-recurring items.

    DEFINITION OF EVA. "EVA" (economic value added) is PTOC after taxes less a Capital Charge. The "Capital Charge" is the cost of capital invested in the business operation, adjusted for the maturity of the assets employed by such business operation.

    DETERMINATION OF BONUS AMOUNTS. Bonuses may be determined and awarded on the basis of PTOC or EVA. The "PTOC Score" and "EVA Score" for the fiscal year are determined from performance schedules, approved by the Compensation Committee, that designate a score for each varying level of PTOC and EVA performance, respectively, achieved by an operating company and/or the Corporation. The Compensation Committee also adopts a "PTOC Bonus Matrix" and an "EVA Bonus Matrix" which assign varying bonus percentages based on the participant's job grade and PTOC Score and EVA Score. Bonuses are then determined under a non-pooled or pooled calculation at the discretion of the Compensation Committee.

    NON-POOLED BONUSES. The bonuses amount from each participant is calculated by multiplying the participant's bonus percentage from the relevant Bonus Matrix by the midpoint of the salary range of the participant's job grade level and then multiplying that result by the participant's percentage of participation in the PTOC Plan. For example, if the participant is participating in the PTOC Plan at 25% and the EVA Plan at 50%, the PTOC result is multiplied by 1/4 and the EVA result is multiplied by 1/2.

    In order to receive a bonus under the EIP a participant's score under the Personal Score Plan must equal or exceed a minimum score set by the Compensation Committee.

    THE PROPOSED AMENDMENT. As described on page 17 of this Proxy Statement, the Section 162(m) Cap limits the Corporation's tax deduction to $1,000,000 per year for certain compensation paid to each of the Corporation's Covered Officers. This limitation does not apply to "performance-based compensation." Bonus awards paid under the EIP will qualify as performance-based compensation if shareholders approve the proposed amendment which adjusts the maximum cash bonus payable to any participant during a fiscal year.

    The maximum bonus currently payable under the EIP (PTOC and EVA combined) together with the Personal Score Plan is 250% of the salary of the CEO or other Covered Officer set forth in the Proxy Statement for the year during which the bonus was earned. If the CEO or other Covered Officer held a different office or was not employed in his or her position for the full year covered by that Proxy Statement, the maximum bonus is 250% of the highest salary reported in such year. The aggregate of all such bonuses paid to any other executive who is not a Covered Officer under any combination of the EIP and the Personal Score Plan may not exceed 250% of his or her base salary.

    As amended, the maximum bonus payable under the EIP (PTOC and EVA combined) together with the Personal Score Plan will be 400% of the salary of the CEO or other Covered Officer set forth in the Proxy Statement for the year during which the bonus was earned. If the CEO or other Covered Officer held a different office or was not employed in his or her position for the full year covered by that Proxy Statement, the maximum bonus will be 400% of the highest salary reported in such year. However, for purposes of calculating the maximum bonus payable to the CEO or any other Covered Officer, the salary of the participant may not exceed 200% of the fiscal 1996 salary of the CEO as reported in the Summary Compensation Table in this Proxy Statement. The aggregate of all bonuses payable to any other executive not listed above under any combination of the EIP and the Personal Score Plan will not exceed 400% of his or her base salary.

    The Board of Directors believes that the amendment is consistent with the Corporation's pay-for-performance philosophy. The amendment will allow a greater proportion of total compensation to be paid under performance-based formulas, rather than as a base salary. It will also enable the Corporation to comply with the technical provisions of the Section 162(m) Cap and preserve the deductibility of performance-based compensation paid to the Covered Officers. The tax benefits derived from such deductions preserve corporate assets and benefit the Corporation and its shareholders.

    If the proposed amendment to the EIP had been in effect during fiscal 1996, it would not have changed the bonus amounts actually earned by the Covered Officers for that year, which amounts are reflected in the "Annual Compensation-Bonus" column of the Summary Compensation Table in this Proxy Statement. Nor would the amendment have changed the aggregate bonuses actually earned in fiscal 1996 by all executive officers as a group (14 people) and by all employees as a group (84 people) which were $12,714,089 and $31,052,528, respectively.

    The affirmative vote of a majority of the voting power of the shares present and entitled to vote is required for the EIP, as amended, to be approved by shareholders. Abstentions are treated as present and entitled to vote and broker non-votes are treated as not present and not entitled to vote.

    THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE TO APPROVE THE EXECUTIVE INCENTIVE PLAN, AS AMENDED.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    Only holders of Common Stock and Series B ESOP Convertible Preferred Stock of record at the close of business on March 28, 1997 will be entitled to vote at the meeting and any adjournment thereof. At the close of business on such record date, the Corporation had outstanding 217,568,590 shares of Common Stock and 379,439 shares of Series B ESOP Convertible Preferred Stock. Each share of Common Stock has one vote and each share of Series B ESOP Convertible Preferred Stock is convertible into 30 shares of Common Stock and has 30 votes. Common Stock and Series B ESOP Convertible Preferred Stock vote as a single class, except as required by law.

    Set forth below is information regarding equity securities of the Corporation or any of its parents or subsidiaries owned beneficially (as defined by the SEC for proxy purposes) on April 1, 1997 by all directors and nominees, each of the named executive officers and all directors and executive officers of the Corporation as a group:

NAME OF INDIVIDUAL                                                                AMOUNT AND NATURE        PERCENT
OR NUMBER OF                                                      TITLE OF          OF BENEFICIAL            OF
PERSONS IN GROUP                                                   CLASS           OWNERSHIP(1)(2)          CLASS
---------------------------------------------------------------  ----------  ---------------------------  ---------
Livio D. DeSimone..............................................      Common              7,962(5)             *
Roger A. Enrico................................................      Common             18,273                *
William W. George..............................................      Common              9,249                *
Roger L. Hale..................................................      Common             15,918                *
Betty Ruth Hollander...........................................      Common             21,459                *
Michele J. Hooper..............................................      Common              7,074                *
James A. Johnson...............................................      Common              6,090                *
Richard M. Kovacevich..........................................      Common              3,112                *
Stephen W. Sanger..............................................      Common              2,931                *
Solomon D. Trujillo............................................      Common              5,637                *
Robert J. Ulrich(3)............................................      Common            365,165(6)             *
John R. Walter.................................................      Common              6,726                *
Kenneth B. Woodrow(3)(4).......................................      Common            110,375(6)             *
Gregg W. Steinhafel(3)(4)......................................      Common             69,642(6)             *
John E. Pellegrene(3)(4).......................................      Common             47,740(6)             *
Larry V. Gilpin(3)(4)..........................................      Common             32,875(6)             *
All directors and executive officers of the Corporation as a
  group (25 persons)...........................................      Common            961,906(6)(7)          *

------------------------

*   Less than 1%

(1) The persons listed have sole voting and investment power with respect to the shares listed except that Messrs. DeSimone and Johnson have (i) sole voting and sole investment power over 750 shares and 344 shares, respectively, and
    (ii) shared voting and investment power over 500 shares and 1,000 shares, respectively. Restricted stock owned by directors is listed as sole voting and investment power.

(2) Includes shares that the named individuals may acquire on or before June 13, 1997 pursuant to options held by them under the Corporation's LTIP or its 1995 Director Stock Option Plan as follows: Messrs. and Madams DeSimone, 3,918 shares; Enrico, 3,918 shares; George, 3,918 shares; Hale, 3,918 shares; Hollander, 3,918 shares; Hooper, 3,918 shares; Johnson, 1,764 shares; Sanger, 1,764 shares; Trujillo, 3,918 shares; Ulrich, 230,064 shares; Walter, 3,918 shares; Woodrow, 90,723 shares; Steinhafel, 57,473 shares; Pellegrene, 41,106 shares; and Gilpin, 21,489 shares; and all executive officers as a group, 699,030 shares.

(3) Executive officer.

(4) Includes shares of Common Stock held in the Corporation's Supplemental Retirement, Savings, and Employee Stock Ownership Plan as of February 1, 1997.

(5) Includes 1,800 shares of Common Stock owned as of April 1, 1997 by certain of Mr. DeSimone's family members as to which shares he disclaims beneficial ownership.

(6) Ownership of Preferred Stock is not reflected in the table above. As of February 1, 1997, Messrs. Ulrich, Woodrow, Steinhafel, Pellegrene and Gilpin each owned 66 shares of Series B ESOP Convertible Preferred Stock ("Preferred Stock"), and all directors and executive officers of the Corporation owned 733 shares of Preferred Stock.

    The table below sets forth certain information, as to each person or entity known to the Corporation to be the beneficial owner of more than five percent of any class of the Corporation's voting securities:

                                                                  NUMBER OF SHARES
NAME AND ADDRESS                                       TITLE OF     BENEFICIALLY       PERCENT
OF BENEFICIAL OWNER                                     CLASS           OWNED          OF CLASS
----------------------------------------------------  ----------  -----------------  ------------
State Street Bank and Trust Company.................      Common     17,434,062(1)          8.0%
Benefit Plan Services
200 Newport Avenue, #7N
North Quincy, Massachusetts 02171

FMR Corp............................................      Common     15,503,272(2)          7.2%
82 Devonshire Street
Boston, Massachusetts 02109

Putnam Investments, Inc.............................      Common     14,884,823(3)          6.9%
One Post Office Square
Boston, Massachussetts 02109

------------------------

(1) State Street Bank and Trust Company ("State Street") reported its beneficial ownership as of December 31, 1996 on a Schedule 13G filed with the SEC. The filing indicates that State Street has sole voting power for 0 shares, shared voting power for 17,434,062 shares, sole dispositive power for 0 shares and shared dispositive power for 17,434,062 shares. The shares reflected in the table include the Common Stock equivalent of the unallocated shares of Series B ESOP Convertible Preferred Stock held in the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan Trust, of which State Street is trustee.

(2) FMR Corp. ("FMR") reported its beneficial ownership as of December 31, 1996 on a Schedule 13G filed with the SEC. The filing indicates that FMR has sole voting power for 351,957 shares, shared voting power for 0 shares, sole dispositive power for 15,503,272 shares and shared dispositive power for 0 shares.

(3) Putnam Investments, Inc. ("PI") on behalf of itself and Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC") reported its beneficial ownership as of December 31, 1996 on a Schedule 13G filed with the SEC. The filing indicates that: MMC has sole voting power for 0 shares, shared voting power for 0 shares, sole dispositive power for 0 shares and shared dispositive power for 0 shares; PI has sole voting power for 0 shares, shared voting power for 953,610 shares, sole dispositive power for 0 shares and shared dispositive power for 14,884,823 shares; PIM has sole voting power for 0 shares, shared voting power for 0 shares, sole dispositive power for 0 shares and shared dispositive power for 12,792,813 shares; and PAC has sole voting power for 0 shares, shared voting power for 953,610 shares, sole dispositive power for 0 shares and shared dispositive power for 2,092,010 shares. PI, which is a wholly-owned subisidiary of MMC, wholly owns two registered investment advisers: PIM, which is the investment adviser to the PI family of mutual funds, and PAC, which is the investment adviser to PI's institutional clients.

                             ADDITIONAL INFORMATION

POLICY ON CONFIDENTIAL VOTING

    It is the policy of the Corporation that all shareholder meeting proxies, ballots and voting tabulations of a shareholder are to be confidential, if the shareholder has requested confidentiality on the proxy card or ballot.

    If the shareholder so requests, no such document will be available for examination nor will the particular vote of such shareholder be disclosed prior to the tabulation of the final vote at the annual shareholder meeting except (i) to meet applicable legal requirements; or (ii) to allow the independent election inspectors to count and certify the results of the shareholder vote; or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the SEC. The independent election inspectors may at any time inform the Corporation whether or not a shareholder has voted.

COMMITMENT TO DIVERSITY

    The Corporation believes that attracting and retaining an employee population reflecting the diversity of the customers and communities it serves is an important goal and will provide a competitive advantage. The Corporation is an equal opportunity employer and communicates to its employees information regarding equal employment opportunities. The Corporation also encourages the use of minority and women-owned contractors and service providers and it supports the efforts of its employees, suppliers and vendors to adhere to these principles of corporate responsibility.

    The Corporation provides detailed statistical information on equal employment opportunity to the federal government as required by law. Information regarding the Corporation's diversity programs and its diverse employee population are available upon request from the Corporation's Secretary.

    For the benefit of hearing impaired persons, a sign language interpreter will be present at the Corporation's 1997 Annual Meeting.

GENERAL

    As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the individual voting the proxies.

    Expenses in connection with the solicitation of proxies will be paid by the Corporation. Proxies are being solicited principally by mail and by telephone. Georgeson & Company, Inc. has been retained by the Corporation to act as a proxy solicitor for a fee estimated not to exceed $20,000, plus reimbursement of out-of-pocket expenses. In addition, directors, officers and regular employees of the Corporation may solicit proxies personally, by telephone, by fax or by special letter. The Corporation may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of shares of the Corporation.

    The Annual Report of the Corporation for the fiscal year ended February 1, 1997, including financial statements, is enclosed.

SHAREHOLDER PROPOSALS

    Any shareholder proposals for the Corporation's 1998 Annual Meeting must be received by the Secretary of the Corporation by December 15, 1997 in order to be included in the proxy statement. Under the Corporation's By-laws, as amended, if a shareholder plans to propose an item of business to be considered at any annual or special meeting of shareholders, that shareholder is required to give notice of such proposal to the Secretary of the Corporation at least 60 days prior to the meeting and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.

                                          By Order of the Board of Directors
                                          JAMES T. HALE
                                          Secretary

Minneapolis, Minnesota
April 14, 1997

PROXY


                          DAYTON HUDSON CORPORATION

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS MAY 21, 1997

     Robert J. Ulrich, Douglas A. Scovanner and James T. Hale, and each of them, are hereby appointed proxies, with power of substitution to each, to represent and to vote as designated below and on the reverse side hereof, all shares of capital stock of Dayton Hudson Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting of Shareholders to be held on May 21, 1997, and at any adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS GIVEN IT WILL BE VOTED FOR PROPOSALS SET FORTH IN ITEMS 1, 2, 3 AND 4. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN THIS CARD ON THE REVERSE SIDE AND RETURN THIS CARD.

     For participants in the Supplemental Retirement, Savings and Employee Stock Ownership Plan, this proxy card will constitute voting instructions to the Trustee under this Plan. As a participant in this Plan, the undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. THESE INSTRUCTIONS WILL BE FOLLOWED AS DIRECTED, BUT IF NO DIRECTION IS GIVEN, THE TRUSTEE IS INSTRUCTED TO VOTE FOR PROPOSALS SET FORTH IN ITEMS 1, 2, 3 AND 4. SHARES HELD IN THE PLAN FOR WHICH NO VOTING INSTRUCTIONS ARE RECEIVED BY THE TRUSTEE WILL BE VOTED IN THE SAME PROPORTION AS VOTES ACTUALLY CAST BY PLAN PARTICIPANTS.

(INSTRUCTION: To withhold authority to vote for any named nominee or a substitute nominee designated by the Board of Directors, write that nominee's name or the words "substitute nominee" on the space provided on the reverse side.)


                                                                    SEE REVERSE
                                                                        SIDE

-------------------------------------------------------------------------------
                          --FOLD AND DETACH HERE--



                               ANNUAL MEETING
                                     OF
                   DAYTON HUDSON CORPORATION SHAREHOLDERS



                           WEDNESDAY, MAY 21, 1997
                                9:30 A.M. CDT
                           THE CHILDREN'S THEATRE
                           2400 3RD AVENUE SOUTH
                           MINNEAPOLIS, MINNESOTA


              Please present this ADMISSION TICKET at the Annual
                Shareholders' Meeting as verification of your
                       Dayton Hudson share ownership.

/X/  Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Election of Directors  FOR / /   WITHHELD / /

For, except withheld from the following nominee(s):

---------------------------------------------------

1. Election of Directors, Nominees: Betty Ruth Hollander, Richard M. Kovacevich, Solomon D. Trujillo and Robert J. Ulrich.

2. Appointment of Ernst & Young as Independent Auditors

/ /  FOR      / /  AGAINST    / /  ABSTAIN

3. Approval of Amended Long-Term Incentive Plan.

/ /  FOR      / /  AGAINST    / /  ABSTAIN

4. Approval of Amended Executive Incentive Plan.

/ /  FOR      / /  AGAINST    / /  ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark here if you would like your voting instructions to be confidential pursuant to the Dayton Hudson Corporation Policy on Confidential Voting described in the 1997 Proxy Statement.


Signature(s) ______________________________Date ____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

------------------------------------------------------------------------------

                       --FOLD AND DETACH HERE--


                      DAYTON HUDSON CORPORATION

                    ANNUAL MEETING OF SHAREHOLDERS

                          ADMISSION TICKET